Exhibit 3(i).3

AVALONBAY COMMUNITIES, INC.

ARTICLES OF AMENDMENT

AvalonBay Communities, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom in its entirety Section 1.3 of Article I and inserting in lieu thereof a new Section 1.3 of Article I to read as follows:

The total number of shares of Stock which the Corporation has authority to issue is three hundred fifty million (350,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Preferred Stock; (ii) two hundred eighty million (280,000,000) shares of Common Stock; and (iii) twenty million (20,000,000) shares of excess stock, par value $.01 per share (“Excess Stock”).  The aggregate par value of all the shares of all classes of stock is $3,500,000.

SECOND:  The Charter is hereby further amended by deleting therefrom in their entirety the first two sentences of Section 7.1 of Article VII and inserting in lieu thereof two new sentences to read as follows:

The total number of shares of Stock which the Corporation has authority to issue is three hundred fifty million (350,000,000) shares, consisting of (i) fifty million (50,000,000) shares of Preferred Stock, par value $.01 per share; (ii) two hundred eighty million (280,000,000) shares of Common Stock, par value $.01 per share; and (iii) twenty million (20,000,000) shares of Excess Stock, par value $.01 per share.  The aggregate par value of all the shares of all classes of Stock is $3,500,000.

THIRD:  The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 210,000,000, consisting of 50,000,000 shares of Preferred Stock, par value $.01 per share, 140,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Excess Stock, par value $.01 per share.  The aggregate par value of all authorized shares of stock having a par value was $2,100,000.

FOURTH:  The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 350,000,000, consisting of 50,000,000 shares of Preferred Stock, par value $.01 per share, 280,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of Excess Stock, par value $.01 per share.  The aggregate par value of all authorized shares of stock having a par value was $3,500,000.

FIFTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH:  The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

SEVENTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Executive Vice President—General Counsel and Secretary on this 22nd day of May, 2013.

ATTEST:		AVALONBAY COMMUNITIES, INC.

/s/ Edward M. Schulman		By:	/s/ Timothy J. Naughton (SEAL)
Name:	Edward M. Schulman		Name:	Timothy J. Naughton
Title:	Executive Vice President—		Title:	Chief Executive Officer and President
General Counsel and Secretary